TownCloud, Inc

Legacy vendors charge governments millions for 1990s software. TownCloud delivers modern cloud apps that go live in days, start at $50/month, and actually work. Hundred of customers nationwide – each one a reference opening doors to the next. In govtech, trust isn't bought, it's earned.


TownCloud
Modern Government Software

Invest

$99 minimum investment

DEADLINE: April 17, 2026

in 3 months

SHARE PRICE

$1.50

TOTAL RAISED ON NETCAPITAL

$0

TOTAL RAISED THIS ROUND

$0

VALUATION THIS ROUND

$16,380,000

Reg CF offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

"They have us over a barrel."

That's what a Town Manager told us about their software vendor. Exorbitant maintenance fees. Intolerable customer service. Inflexible systems that ignore user feedback. And zero alternatives.

We heard this story once. Then dozens of times. Then hundreds.


It's Time Someone Stuck Up For The Little Guy!
We'll Get You Results Without Stealing Your Lunch Money.

Here's how local government software became a racket:

For decades, legacy vendors consolidated through M&A, creating regional monopolies. They charge governments millions for systems built in the 1990s, lock them into multi-year contracts, and deliver "support" through offshore call centers reading scripts. Implementations take 12-18 months. Feature requests disappear into black holes. And when budgets tighten and hiring gets harder, IT costs keep climbing while delivering less value.



Towns, cities, and counties deserve better. Their staff deserves better. Their citizens deserve better.

So we built TownCloud.

We took proven cloud architecture and modern SaaS practices—the same tech that revolutionized business software—and purpose-built it for local government. New workflows designed with actual users. Implementations in days, not years. Apps that start at $50/month. Support from real people who care. And a business model where our success depends entirely on customer happiness.



Rapid Implementation
Implementations are long, expensive and painful. We believe this needs to change. With TownCloud, you can learn about our apps, sign-up your municipality and begin using them in the same day.
Nickel And Dimed
Traditional software companies make you pay big license, maintenance, and implementation fees up front before you ever receive any value. In many cases, this may be years before you are able to productively use the software or even know if it is going to work. With TownCloud, you only pay for what you use.
Provisioning
With TownCloud, you aren't locked into one-sided contracts that require up-front fees. You just pay for what you use. Whether you have a few users or a few hundred, provisioning is easy.
Data Access
Don't you hate it when your data is imprisoned? Break it out with TownCloud. Legacy systems force you to spend hours entering data and managing systems but force you to use expensive 3rd party reporting or use their limited canned options. TownCloud gives you access to all your records with the push of a button.

The result? Hundreds of customers nationwide with zero advertising spend. Town Managers who become evangelists. A viral growth loop driven purely by word-of-mouth.

Our mission goes beyond better software. When local government works efficiently, communities thrive. Better constituent services. Faster permitting. Transparent finances. Staff who can focus on serving citizens instead of fighting their software.



DEAL HIGHLIGHTS

Hundreds of Customers Nationwide. 100% organic growth. No acquisitions. No bought customer lists. In govtech's tight-knit world, trust spreads one town at a time.

We've shown the model works – now we're ready to scale.

The TownCloud Advantage:

- **Sales velocity that legacy vendors can't match** – Customers start at $50/month for a single app or replace their entire ERP. No RFPs. No 18-month procurement cycles. We are aiming to eliminate buying risk and obsoleted traditional govtech sales.
- **Ship features in weeks, not years** – Proprietary enterprise platform means no bureaucratic dev cycles. We aim to adapt to customer feedback and market opportunities at startup speed while delivering enterprise reliability.
- **Live in 24 hours** – From demo to contract to onboarding to live production in as little as one day. Legacy implementations take 12-18 months. We aim to do it in one.
- **Support calls? What support calls?** – We believe our apps are so intuitive that support volume is a fraction of industry norms. Legacy systems require support for routine tasks. We think TownCloud just works.
- **Flat structure = customer obsession** – Direct lines from leadership to customers means rapid decisions, enablement culture, and a mission-driven team passionate about making government work better.

The Viral Loop is Real:

Our growth story tells itself:

- Customers remain enthusiastic advocates years after going live
- Most new sales are customer referrals or reinforced by word-of-mouth
- Strong market response in every geography we've entered
- Customers consistently expand from single apps to enterprise-wide deployment

When the wheels of government turn slowly, TownCloud is the grease that makes them fly.

PROBLEM

Imagine paying $200,000 for software that takes two years to go live. Then discovering it doesn't actually solve your problems.

Welcome to local government software.

Here's how bad it's gotten:

Small agencies spend 1-2 years on procurement. Large agencies? 3-5 years. That means from "we need new software" to "we're getting value" can take *half a decade*. And many projects fail entirely—not because the migration doesn't complete, but because the new system is just trading old problems for new ones.

Meanwhile, the vendors who built these systems decades ago are getting rolled up into private equity portfolios. The strategy? Harvest revenue from aging technology, avoid meaningful R&D, and increase maintenance fees while service quality plummets. The original developers have retired. The systems are held together with duct tape and COBOL bandaids.

Worse, the software itself has become Frankenstein's monster: Layers upon layers of patches built over decades. The original vision lost to committee-driven bloat. Every "upgrade" adds complexity without solving core problems. And when things go wrong—which they constantly do—vendors have carefully structured contracts to blame the customer. Challenging implementations? You're "doing it wrong." Need it to actually work? Here's another change order.

The ugly truth: Vendors see customers as commodities to be bought and sold in M&A deals, not as partners whose success supports the entire industry.

The result is a vicious cycle:

- Budgets tighten, but IT costs keep climbing
- Staff shortages worsen, but software gets harder to use
- Citizens expect modern service, but governments are locked into ancient systems
- Risk-averse procurement favors "safe" incumbent vendors who deliver unsafe outcomes

Town Managers tell us they feel trapped. One called it being "over a barrel." Another said their vendor "stopped pretending to care years ago." These aren't just software problems—they're trust problems, efficiency problems, and ultimately problems that affect every citizen interacting with local government.

The emotional toll is real: Government staff who chose public service to make a difference spend their days fighting software instead of serving communities. Elected officials struggle to explain why simple services take weeks. Citizens lose faith in their local institutions.

TownCloud exists because this is unacceptable. We've proven there's a better way—and hundreds of governments nationwide agree.

SOLUTION

What if government software actually worked?

Not "worked eventually after 18 months and $100k in consulting fees." Just... worked. Out of the box. Today.

That's TownCloud.

Here's what we built differently:

Modern cloud architecture meets real-world government needs. Our integrated apps run on a common multi-tenant platform built to scale from a town of 500 to a city of 50,000. No Frankenstein patches. No committee-driven bloat. Just clean, purpose-built software designed by a team with 40 years of govtech experience who actually listened to users.



The Future of Citizen Engagement.
Engage Suite
Skip the buzzwords, connect with your citizens. TownCloud Engage makes it easy for people to do business with you. We follow the Americans with Disabilities Act (ADA) guidelines to ensure you are accessible. Our built-in transparency tools build trust with citizens. Functionality is focused and simple so it is a pleasure to do business.
Agenda
Automated meeting management, simple and fast
311
Quickly Report and Resolve Issues in Your Community
Website
Responsive single point of contact with your community
Broadcast
Easily reach every resident in seconds from one place



Agenda
Agenda Management for Municipalities.
CITY COMMISSION MEETING
Simple
Secure
Affordable
Agenda Management for Municipalities.

Website

Website provides a simple, professional way for your organization to engage with the public. Give citizens a single point of contact with your community.

- Launch in 1 day
- No technical skills required
- Lightning fast and secure
- Modern, professional interface
- Zero maintenance required
- ADA Compliant

- **Unlimited Attachments** – Easily upload and categorize documents, forms, and reports for your citizens with just a few clicks.
- **Responsive Design** – Looks great on any modern desktop or mobile device without endless scroll bars or tiny fonts.
- **Seamless Integration** – Display agendas, renew licenses, view Dashboards without leaving the site.
- **Built-in CMS** – Easily create and publish content with a simplified workflow. Intuitive interface provides a real-time preview as you type.

TELL ME MORE


Village of Dundee, New York
Welcome to
Village of Dundee, New York
The Latest News
Notice of Public Hearing
Touch of Christmas
Hillside Cemetery Regulations for memorial decorations
Sidewalks
SPECIAL BOARD MEETING

Accessibility By Design

Built to **WCAG 2.1 Level AA**—the exact technical standard that the U.S. Department of Justice adopted in its 2024 web-accessibility rule for state & local government websites and apps.

311


TownCloud 311
Uniting Residents to Municipal Services and Beyond

Our 311 service is designed to connect you directly to your local government. Whether it's reporting a pothole, noise complaint, or a broken streetlight, we make it simple and fast to get things fixed.

Benefits to the Community

- **One-Click Reporting:** Send reports instantly using our mobile-friendly interface—no downloads required.
- **Real-Time Updates:** Stay informed with status updates as your report progresses from submission to resolution.
- **Interactive Map:** Pinpoint exact locations with our easy-to-use map, ensuring accurate and speedy service.

Key Features

- **Smart dashboard displays** – Flexibly display data for your local citizens with unlimited categories and views of data.
- **Easy charts and graphs** – Choose from standard assortment of charts and graphs to display your metrics
- **Simple data imports** – Upload or enter your key performance indicators through our intuitive interface



Broadcast

Send SMS and email alerts in seconds. Draft once, choose the audience that needs to know, then send or schedule anything, snow closures, boil-water notices, event reminders. Texts and emails are typically opened within three-to-five minutes, so your message lands before rumors spread.

Key Features

Compose Once, Reach All – Send SMS and email alerts city-wide in seconds

Target Precisely – Choose the streets, districts, or groups that need to know

Send or Schedule – Fire off snow-closure, boil-water, or event notices right away or set them for later

Beat the Rumor Mill – Texts are typically opened within three-to-five minutes, so your message lands first

We Put The Fun In Fund Accounting

Introducing TownCloud's

Finance Suite

Finally a modern financial system that is built specifically for Local Governments. TownCloud Financials makes it easy for you to process accounting transactions and maintain accurate records. Reporting and access to your data has never been easier. Best of all, the transition to TownCloud Financials is quick and painless.




Services Suite – Revenue
What Some People Call Utility Billing
With TownCloud Revenue, there are no more recycled batch processes to run or spreadsheets to update.
Our all-in-one solution provides clarity for staff and customers, through a new simplified approach.
Billing And Collections
A common repository for all your receivables
Customer And Meter Information
A comprehensive approach for utility billing
Payments
An integrated, centralized tool for all cash receipts

The TownCloud difference in action:

- **Zero-risk adoption** – Start with one app at $50/month. No capital expense budgets. No rip-and-replace nightmares. We integrate with your legacy systems while you transition at your own pace. No long-term contracts. Just month-to-month proof that we deliver value.
- **Unparalleled time-to-value** – Some apps go live in an hour. Websites in a day. Full financial systems in a week. Does every customer want to move that fast? No. But we can—which means lower switching costs than anything else in the market.
- **$50/month starting point** – Start with a single app. Add more as you see value. No forced enterprise bundles.
- **Support that doesn't suck** – Real people who know your name. No offshore call centers. No ticket queues that disappear into the void.
- **Apps that just work** – So intuitive that support calls are a fraction of industry norms. Government staff shouldn't need a manual to do their jobs.

But the real magic? What happens after go-live.

A Town Clerk told us: "I got my Friday back." She used to spend 4+ hours every week preparing meeting packets—copying, collating, distributing paper agendas to board members. Now? TownCloud Engage handles it digitally. Board members get packets on their tablets. Citizens can follow along online. Meetings run shorter because everyone's actually prepared.

IT Directors love us because governments can update their own hardware—tablets, laptops, whatever—without checking with us first. All we need is a browser and an internet connection. No proprietary systems. No vendor lock-in on equipment.

Treasurers are sleeping better. What used to take days of reconciling spreadsheets now happens with automation in hours. Financial transparency that managers and department heads can actually access and understand. Real-time data instead of month-end surprises.

Citizens actually know what's happening in their government. Meeting agendas, minutes, budgets—all accessible online. No more showing up to Town Hall hoping to catch someone who knows something.

That's not a feel-good anecdote. That's our business model.

When government staff can focus on serving citizens instead of wrestling with systems, everyone wins. Agendas get published faster. Budgets get tracked accurately. Citizens get responsive service. Staff retention improves. Trust in local government grows.

BUSINESS MODEL

100% SaaS subscription revenue. B2G (Business-to-Government). Predictable, recurring, and built for expansion.

TownCloud operates a pure subscription model selling directly to local governments. Customers start with individual apps at $50/month and expand as they see value—no forced enterprise bundles, no multi-year lock-ins.

The model is designed for velocity:

- **Frictionless entry** – Free trials let governments test before buying. No RFPs. No procurement committees.
- **Rapid time-to-value** – Apps go live in as little as one hour. Customers see value immediately, not after 18-month implementations.
- **Land-and-expand** – Governments start with one app ($50/month), then add more as trust builds. Average customer lifetime value grows organically.
- **High retention** – With a loyal and growing customer base, but our retention speaks for itself. When software actually works, customers don't leave.

Revenue growth is compounding: Each satisfied customer becomes a reference for their peers in neighboring towns. In govtech's tight-knit world where trust is everything, this creates a viral acquisition loop with exceptionally low customer acquisition costs.

We've eliminated every barrier that makes govtech sales painful: No capital expense approvals. No 12-month procurement cycles. No implementation consultants. Just modern software that governments can afford, deploy quickly, and expand as needed.

> **"Global GovTech Market size was USD 473.26 billion in 2024 and the market is projected to touch USD 1,798.32 billion by 2033, at a CAGR of 18.16% during the forecast period."**
>
> ---
> *Econ Market Research*

MARKET

Over 90,000 government entities. Nearly 39,000 cities, counties, and townships—most with populations under 10,000. And they're trapped paying more for systems that do less.

According to the U.S. Census Bureau's 2022 Census of Governments, there are 90,887 state and local government entities in the United States, including:

- **38,736 general-purpose local governments:** 3,031 counties, 19,491 municipalities (cities, towns, villages), and 16,214 townships
- **39,555 special district governments** that provide services like water, sewer, fire protection, and more
- **12,546 independent school districts**

The vast majority of these governments serve smaller populations. About 76% of incorporated places have fewer than 5,000 people, and our research shows that municipalities serving under 10,000 residents represent the underserved "sweet spot" where legacy vendors can't profitably operate and generic business software doesn't fit government fund accounting needs.

Here's why this market is wide open:

These smaller governments have been trapped in no-man's land. They're **too small for enterprise vendors** to care about (annual IT budgets of $10k-$50k don't move the needle for billion-dollar companies), but **too sophisticated for generic business software** (government fund accounting has fundamentally different requirements than business accounting—separate fund tracking, budget controls, and public accountability that off-the-shelf business tools simply can't handle).

For decades, they've been served by regional mom-and-pop vendors who knew their states' specific regulations and built personal relationships. But private equity discovered this sleepy corner of the market. PE firms have been aggressively rolling up these regional players, consolidating them into portfolio companies focused on extracting maximum revenue from captive customers.

The result? A massive, underserved market ripe for disruption.

Think of it like fracking to the oil industry. Everyone knew small towns needed software. But the old extraction methods (multi-year implementations, six-figure contracts, on-premise servers) made it economically unviable to serve them profitably at scale.

TownCloud changed the economics: Cloud architecture, self-service onboarding, $50/month entry points, and a platform that scales from 500 residents to 50,000 without custom development. We aim to profitably serve the markets that everyone else ignores or exploits.

The market dynamics are accelerating in our favor:

- **Generational transition:** Boomer-era IT directors who tolerated terrible software are retiring. Younger staff expect modern tools.
- **Budget pressure:** Economic uncertainty is forcing governments to scrutinize every expense. We believe ROI story is compelling.
- **Talent shortage:** Cities can't compete with private sector salaries, so they need software that reduces training time and eliminates complexity.
- **Citizen expectations:** Residents who can pay their electric bill with an app expect the same from their town.

While the Govtech market is growing overall, the small-to-mid-sized local government segment—our target—remains massively underserved and over-charged.

We're not fighting for scraps of a mature market. We're unlocking a market that's been economically trapped for decades.

Hundreds of customers nationwide is just the beginning. The land grab has started, and we're positioned to win it.

TEAM



Dennis Harward
President
Wizard of light bulb moments

Dennis is a recognized thought leader in the GovTech industry and has spent his entire career bringing innovative solutions to the local government market. Prior to founding TownCloud, Mr. Harward founded HTE, Inc. in 1981, later taking it public on NASDAQ in 1997. HTE grew from $3K to $98MM in 1998, and experienced 40% growth and 0% attrition for over 10 years, with over 1,000 successful installations. Dennis then founded Innoprise Software, Inc. in 2001. Innoprise was the first municipal ERP based on open technologies and he delivered one major application per year for 6 years. There were 100 successful installations of the software.



Chris Haywood
COO
Chief Amazement Officer

Christopher Haywood worked previously for Innoprise, where he designed new implementation methodology which cut customer implementation times by 10x, oversaw over 100 successful implementations, created training materials, and created rapid implementation plans. Christopher is the driving force behind the company's operations and friction-free customer sales approach.

INVESTOR INVITATION

Big Govtech has taken our communities for granted and abused their trusted relationship by accruing technical debt, maximizing profits and lowering the standard for local governments across the country. Worse, they've intimidated those they were supposed to serve with one-sided contracts and by making change as difficult as possible. We take our mission seriously and believe that the strongest companies grow by providing equal value to their customers, employees, and investors. We believe this is what true sustainability looks like.

USE OF PROCEEDS

If the offering's maximum amount of $525,000 is raised:

Use	Value	% of Proceeds
Retire existing notes	$16,000	3.0%
Sales & Marketing	$250,000	47.6%
Development	$233,275	44.4%
Intermediary fees	$25,725	4.9%

TERMS

This number includes all funds raised by the Company in this round on Netcapital. This is an offering of Common Stock , under registration exemption 4(a)(6), in TownCloud, Inc. This offering must reach its target of at least $10,000 by its offering deadline of April 17, 2026 at 11:59pm ET. If this offering does not reach its *target* by the offering deadline, then your money will be refunded.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

11,270,000 shares
× $1.50 per share

$16,905,000 implied valuation

FINANCIALS

These financial statements have been audited by an independent Certified Public Accountant.

Audited financial statements

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

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